EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-

254423,333-228633, 333-224551, and 333-224377) and Form S-8 (Nos. 333-254241, 333-238201, 333-211848, 333-198310 and 333-174837) of Identiv, Inc. of our report dated March 11, 2022 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LP

San Jose, California

March 11, 2022